                                                                     EXHIBIT 2.1

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                           SHARE TRANSFER AGREEMENT
================================================================================

Draft No. 8 of 15/04/96

BETWEEN THE UNDERSIGNED

Mr. Jean Chalopin, born on 31 May 1950 in Sannois (95), of French nationality, residing at Chateau de Farcheville, Bouville (91880);

Archimedia
59 Rue de Chateaudun, 75009 Paris
represented by its President, Mr. J.F. Moral

World Entertainment Group Luxembourg SA
58 Rue Glesener L 1630, Luxembourg
represented by its President, Mr. James Wadham

Apax CR II (A)
43/45 Avenue Kleber, 75784 Paris Cedex 16 represented by Apax Partners et Cie Gestion, itself represented by Mr. P. de Giovanni

Apax CR II (c)
43/45 Avenue Kleber, 75784 Paris Cedex 16 represented by Apax Partners et Cie Gestion, itself represented by Mr. P. de Giovanni

Apax Partners et Co. Ventures SA
43/45 Avenue Kleber, 75784 Paris Cedex 16 represented by Apax Partners et Cie Gestion, itself represented by Mr. P. de Giovanni

Olivier Spiner
born on 28 November 1957 in Paris, 75010 of French nationality residing at 220 Avenue du Maine, Paris (75014)

Ethel Sau Yee Chalopin, nee Fong Sau Yee born on 30 July 1963 in Singapore of French nationality residing at Chateau de Farcheville, Bouville (91880)

Hereinafter collectively referred to as the "Sellers",

                                                               OF THE FIRST PART

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                                                                               1
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AND

Saban International Paris, a French SARL (limited liability company) with a capital of FRF 740.000, whose registered office is at 1 Rond-Point de l'Europe, La Garenne Colombes (92250), registered with the Registry of Trade and Companies of Nanterre under number B 312 161 516 represented by Mrs. Jacqueline Tordjman, duly empowered;

Hereinafter referred to as the "Purchaser"

                                                              OF THE SECOND PART

WHEREAS

Creativite & Developpement is a societe anonyme (corporation) with a capital of
                                ---------------
FRF 5,000,000, having its registered office at 1 rue Rene Anjolvy, 94250 Gentilly, registered with the Registry of Trade and Companies of Creteil under number B 714 800 687;

Its capital is divided into 4,000 shares of FRF 1,250 each, fully paid up.

Hereinafter referred to as "C & D".

The "Sellers" represent that they are fully entitled to sell the shares (hereinafter "the Shares") of which they have full ownership. On the Transfer Date (as defined in Article 2 below) the Shares shall be free and clear of all pledges, usufructs, liens or security interests, commitments to sell or preemptive rights and there are no pending lawsuits or claims that could interfere or prevent their negotiability and transfer to the Purchaser.

The Sellers represent moreover that they have obtained all necessary authorizations for the transfer of the Shares and that such transfer does not violate any French legal or regulatory prescriptions nor any provision of the Memorandum and Articles of Association nor any contract to which the Sellers or C & D are parties.

The Purchaser represents that it is fully entitled to acquire the Shares, that it has obtained all necessary authorizations for this purpose and that said acquisition does not violate any French legal or regulatory prescriptions.

The parties acknowledge that as of 26 October 1995 the Purchaser completed its due diligence investigation of C & D including its financial statements as of 30 June 1995 and that the result of its investigation is satisfactory and that the carrying out of the Transfer is not conditioned upon the approval of any subsequent investigations.

The parties agree that such preamble is an integral part of this agreement.

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                                                                               2
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IT HAS NOW THEREFORE BEEN AGREED AS FOLLOWS:


ARTICLE 1 - TRANSFER
--------------------

The Sellers hereby transfer and the Purchaser hereby acquires the Shares free from all liens, pledges or charges in favor of any third party, subject to the terms and conditions set forth below.

ARTICLE 2 - COMPLETION OF THE TRANSFER
--------------------------------------

The transfer is hereby completed at the date hereof (hereinafter the "Transfer Date"), the parties hereby acknowledging that the following conditions have been fulfilled at the date hereof.

(a) The divestment by C & D of the following operating subsidiaries and/or affiliates and/or operating divisions thereof, including all assets, liabilities and obligations of every kind related thereto:

     (i)    Planete Magique, a societe anonyme, with a capital of FRF 250,000,
                               ---------------
            whose registered office is at 1, Rue Rene Anjolvy, 94250 Gentilly, registered with the Registry of Trade and Companies of Creteil under number B 344 886 395, this divestment occurring at the date hereof, by payment by the Purchaser for the shares of this company to C & D of the price of one franc;

     (ii)   Societe d'Exploitation de la Gaite Lyrique, a societe anonyme with a
                                                          ---------------
            capital of FRF 52,623,800, whose registered office is at 3 bis, Rue Papin, 75003 Paris, registered with the Registry of Trade and Companies of Paris, under number B 338 070 915, this divestment occurring at the date hereof, by means of payment by the Purchaser for the shares of this company to C & D of the price of one franc; and

     (iii) The lamp business, as described in and according to the terms of the draft sale agreement attached hereto in Annex 1 (hereafter the "Lamp Business") the divestment thereof occurring concurrently with the transfer herein. The payment of the price of the transfer of the fonds (business) shall not take place until after a maximum time
            -----
            period of 10 days after the signature of the corresponding document.

            The purchaser of the Lamp Business may use "C & D Lamps" as a trade name.

     (iv) KK C & D, a company organized under Japanese law, with a capital of Yen 10,000,000 whose registered office is at Yamaichi, NK Building, 4-4-11 Nakano, Nakano-Ku. This divestment occurred on 28 December by means of payment by the purchaser of the Shares of the company to C & D of the price of one US dollar; and.

            By means of an extraordinary general resolution of the shareholders of KK C & D of 21 March 1996, the corporate name was changed to KK Asianimation. As a result thereof, all of the rights to the name C & D revert

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                                                                               3
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            to C & D except with respect to the purchaser of the Lamp Business who shall have the right to use the trade name "C & D Lamps".

(b) Signature by the Purchaser and Mr. Jean Chalopin of a Representation and Warranty Agreement in the form of the draft attached hereto in Annex (Annex
     2).

(c) Signature by Mr. Jean Chalopin of the personal guarantees relating to the Lamp Business referred to at sub-paragraph (a)(iii) above, and to the divestment of KK C & D referred to at sub-paragraph (a)(iv) above, attached hereto in Annexes 3 and 4.


ARTICLE 3 - DETERMINING AND PAYMENT OF THE PRICE
------------------------------------------------

3.1 The price of the transfer of the Shares shall represent a global amount of two million eight hundred and sixty-eight thousand seven hundred and fifty US dollars (USD 2,868,750), hereinafter referred to as the "Purchase Price".

     This transfer price has been determined on the basis of the accounts as at 31 December 1994 certified by the Statutory Auditor, as well as the financial statements as at 30 June 1995 (as attached in Annex 5), of which the Purchaser has express knowledge, as well as all legal and accounting documents provided during the Purchaser's due diligence investigation.

     Furthermore, the transfer price is conditioned upon C & D not mortgaging, pledging, selling or otherwise encumbering or disposing of any of its tangible or intangible assets as from 26 October 1995 except as permitted herein or carried out within the framework of the ordinary running of the business.

     This global transfer price includes ABC's stake in the assets of C & D and the buyout of all of Mr. Jean Chalopin's future rights and entitlements, of any nature whatsoever, as an author of audiovisual works owned or controlled by C & D to the extent any such rights or entitlements shall create an obligation for C & D, or any of its successors, to make a payment directly to Mr. Jean Chalopin.

     However, Mr. Jean Chalopin shall remain the owner of the rights whose payment to him is assured by SACD and SACEM and any other collective management bodies.

     The parties expressly and irrevocably agree that only Mr. Jean Chalopin, and not Archimedia or Apax whether as shareholders and for directors of C&D, shall subscribe to the representations and warranties given to Buyer on C&D financial statements, and the interim statements used for the determination of the Purchase Price and the assets and liabilities of C&D and ABC.

     All representations and warranties made and guarantees given in connection with the transfer of shares, object of the present agreement, with the sole exception of those concerning the fact that the C&D shares transferred by Apax and Archimedia are freely transferable and free of any liens, are contained in the Representation and Warranties Agreement attached hereto as Annex 2.

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                                                                               4

3.2 The part of the abovementioned price to be paid to Mr. Jean Chalopin shall be increased (or, as the case may be, decreased in the event that the amount defined hereinafter is negative) by an amount equal to the algebraic sum of the following:

     a) The amount received by C & D for the transfer of the tangibles and intangibles as set forth in the sale of the fonds de commerce (business
                                                 -----------------
     assets) annexed hereto, i.e. FRF 560,000, decreased, as the case may be, by any and all fiscal charges paid by C & D on this price;

     b)  The amount, exclusive of tax, received by C & D by virtue of the
     transfer of the stock of the Lamp Business, i.e. the sum of FRF      ;

     c) The net cash provided or used by the Lamp Business since 1 January 1995 until the date of the transfer of the fonds de commerce, it being
                                                -----------------
     understood that a provided amount shall be positive for the algebraic sum hereunder and a used amount shall be negative for said algebraic sum.

     The net cash provided or used for the period shall be calculated as follows:

          + The results of the Lamp Business for the period between 1/1/95 up until the date of the transfer of the fonds de commerce (including all
                                                -----------------
          personnel costs related to the three full-time employees and that part of the activity allocated to Lamps for the employee shared between the Lamp Business and the general services of C & D, i.e. 50% of the personnel costs corresponding to this employee);

          - The share of C & D's overhead attributable to the Lamp Business for the same period determined by mutual agreement;

          +/- The variation of the Lamps receivables for the same period (it being understood that an increase in the receivables shall correspond to net cash used and that a decrease in receivables corresponds to net cash provided);

          +/- The variation in the inventory account for the same period (it being understood that an increase in the inventory shall correspond to net cash used and that a decrease in the inventory shall correspond to net cash provided);

          +/- The variation in the Lamps payables for the same period (it being understood that an increase in the payables shall correspond to net cash provided and that a decrease in the payables shall correspond to net cash used);

          +/- The variation in the part of the fiscal and social charges related to the personnel employed by the Lamp Business, including, as the case may be, salaries, reimbursements of expenses and compensation of any nature related to the personnel of the Lamp Business, i.e. three full-time employees and an employee shared with the general services of C & D for that part of the activity of said person within the Lamp Business, i.e. 50% of his activity (it being understood that an increase in these charges shall represent net cash provided and that a decrease in these charges shall represent net cash used);

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                                                                               5

          +/- The variation in the collected VAT corresponding to the Lamp Business for the same period (it being understood that an increase in the collected VAT shall correspond to net cash provided and that a decrease in the collected VAT shall correspond to net cash used);

          +/- The variation in the deductible VAT corresponding to the Lamp Business for the same period (it being understood that an increase in the deductible VAT shall correspond to net cash used and that a decrease in the deductible VAT shall correspond to net cash provided).

     The determination of the total amount and the payment of this amount by the affected party (Saban International Paris if the algebraic sum defined hereinabove is positive and Mr. Jean Chalopin if this sum is negative) shall take place within 45 days from the transfer of the Lamp Business.

     Any dispute that might arise with respect to the determination of the total amount as defined hereinabove shall be submitted to arbitration by KPMG Fiduciaire de France, a conciliator chosen by mutual agreement by the parties and such conciliator shall decide as an amicable compounder.

3.3 On the date hereof, the Purchaser hereby pays 60% of the Purchase Price to the Sellers, i.e. the sum of one million seven hundred and twenty-one thousand two hundred and fifty US dollars (USD 1,721,250) by the handing over of a cashier's check made to the order of each seller according to the apportionment set forth in Annex 6.

                                                             RECEIPT OF WHICH IS
                                                             HEREBY ACKNOWLEDGED

     The balance of the Purchase Price, i.e. the sum of one million one hundred and forty-seven thousand five hundred US dollars (USD 1,147,500) shall be paid one year following the Transfer Date according to the apportionment set forth in Annex 6 and shall be secured by the letter of credit attached hereto in Annex 7.

     This notwithstanding, WORLD ENTERTAINMENT GROUP LUXEMBOURG, Madame Ethel CHALOPIN and Monsieur Olivier SPINER accept, without any reserve, that the amount withheld by SABAN INTERNATIONAL PARIS on the balance due to them as the sale price of their shares shall be part of the security set forth in
     Article 28 of the representation and warranties agreement entered into by Monsieur CHALOPIN. They declare they will make their own arrangements with Monsieur CHALOPIN in case part or all of the balance owed to them should be acquired by Buyer pursuant to said Representation and Warranties Agreement and acknowledge they will have no recourse against Buyer or Saban Entertainment Inc.

ARTICLE 4 - DELIVERY OF DOCUMENTS
---------------------------------

On the Transfer Date, i.e. the date hereof:

4.1  The Sellers hereby hand over to the Purchaser:

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                                                                               6

     (i)    the share transfer forms (ordres de mouvement) for all the Shares,
                                      -------------------
            duly completed and signed;

     (ii) Mr. Jean Chalopin and Mr. Olivier Spiner hereby hand over to C & D, against payment to each of them the sum of one (1) franc, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED: the share transfer forms for the shares they hold in their individual capacities in ABC SA, duly completed and signed, it being understood that the transfer of Mr. Chalopin's share shall not take effect until after the expiration of his office as President of ABC, i.e. twelve months after the Transfer Date;

     (iii) the register of share transfers of C & D, the individual accounts of the shareholders of C & D, a certified copy of the Memorandum and Articles of Association of C & D, as well as the attendance registers and minutes of the meetings of the Board of Directors, including the register of the minutes of the general meetings of C & D;

     (iv)   the original executed copies of Mr. Chalopin's Guarantees;

     (v)    the resignation letters from all the directors of C & D;

     (vi) minutes of a meeting of the Board of Directors of C & D, held at least 15 days prior to the Transfer Date, approving the transfer of the Shares to the Purchaser and duly calling an ordinary general meeting to appoint as directors persons whose names the Purchaser has provided to the Sellers.

            It is understood that the resignation of the directors presently in office and the holding of an ordinary general meeting to replace said directors shall take effect subject to the condition precedent of the carrying out of the transfer anticipated herein.

4.2  In return, the Purchaser hereby hands over to the Sellers:

     (i) A cashier's check to the order of each of the Sellers for a total amount of USD 1,721,250) provided for under paragraph 3.3 above.

     (ii)   The letter of credit referred to in paragraph 3.3 above.

     (iii) A certified copy of a letter from the Treasury Department of the French Ministry of Economy and Finance confirming that the sale hereunder is unrestricted with regard to the regulations concerning foreign investments in France.

     (iv) A certified, true copy of the minutes of the general meeting of Saban International Paris authorizing the acquisition of the Shares by the Purchaser.

     (v)    Confirmation by each new shareholder of C & D that it gives:

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                                                                               7

            - full and final release to the departing directors for the execution of their mandates prior to the Transfer Date and shall consequently waive its right to any individual action in liability against them subject to the relevant mandates and missions having been performed in compliance with applicable regulations;

            - full and final release to the executives, lawyers and agents of C & D for the execution of their missions prior to the Transfer Date, waiving consequently its right to any action of any nature whatsoever against them, it being understood that such release is given to them by the shareholders in their personal names as well as in the name of and on behalf of C & D and to the extent that their missions and mandates were performed in compliance with applicable regulations.

            Prior to the Transfer Date, each former shareholder of C & D gave full and final release to the directors, executives, lawyers and agents for the performance of their missions or mandates prior to such Date.

            It is, however, understood that the above clauses shall not in any way prevent the Purchaser to act for the implementation of the guarantees contained in the Representations and Warranties Agreement and Mr. Chalopin's guarantees (Lamps, KK C & D and "GF" litigation), in accordance with the attached annexes (Annexes 3, 4 and 8). The Purchaser expressly acknowledges that said agreements contain all of the guarantees that are granted to it within the framework of this transfer to the exclusion of any other.

     (vi) The Sellers hereby acknowledge to already be in possession of the guarantee given by Saban Entertainment Inc. in order to ensure compliance with its obligations by the Purchaser.


ARTICLE 5 - MANAGEMENT OF ABC
-----------------------------

Mr. Jean Chalopin shall remain President of ABC SA for twelve months after the Transfer Date, but shall act according to the instructions of the Purchaser.

Any other director or permanent representative of company directors of ABC who is a seller hereunder shall vote on resolutions in accordance with the instructions of C & D after the Transfer Date.

Mr. Jean Chalopin and any other director of ABC as defined hereinabove shall be entitled to full indemnity by the Purchaser for any loss or damages suffered by them as a result of their complying with the instructions of the Purchaser in accordance with the guarantee contained in Annex 8 hereto.


ARTICLE 6 - CONFIDENTIALITY AND ANNOUNCEMENT
--------------------------------------------

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Neither party shall disclose any information whether technical, commercial, financial or other relating to the contemplated transfer herein, except to their advisors or in order to compel the other party to fulfill its obligations as a result of its refusal to do so. The terms of this agreement shall remain confidential between the parties.

Aside from the aforementioned exceptions, the party who shall make any disclosures or render such disclosure necessary shall alone assume all of the consequences whatsoever resulting therefrom.

The parties shall not make any public announcement concerning the acquisition of the Shares without the prior and express consent of the other party, except as required by law.

It is expressly understood that the announcement of the transfer vis-a-vis third parties shall be the subject of prior consultation between the parties and that a written communique shall be jointly drafted by the parties.

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

ARTICLE 7 - APPLICABLE LAW AND JURISDICTION
-------------------------------------------

This agreement and its annexes shall be governed by French law.

All disputes which may arise with respect to the validity, interpretation or execution of this agreement shall first be submitted to a sole conciliator appointed by mutual agreement of the parties or falling this by the President of the Tribunal de Commerce (Commerce Court) deciding upon the request of the most
    --------------------
diligent party.

Failing conciliation within 60 days as from the appointment of the conciliator, the dispute shall fall within the jurisdiction of the Tribunal de Commerce of
                                                      --------------------
Paris.


ARTICLE 8 - LANGUAGE OF THE AGREEMENT
-------------------------------------

This agreement is entered into and signed in the French language.


ARTICLE 9 - ENTIRETY OF AGREEMENT
---------------------------------

This document constitutes the final and complete expression of the wishes of the parties to the agreement and therefore annuls any prior agreement with respect to the same purpose. It contains all of the agreements between the parties and may not be completed or interpreted by words or writings whether prior to, simultaneously with or subsequent to this document.

The prior practices between the parties and the manner in which they have performed the contract may not be taken into consideration for the interpretation thereof.


ARTICLE 10 - AMENDMENTS - WAIVERS
---------------------------------

This agreement may only be amended by a written rider duly signed by the Sellers and the Purchaser.

No allowance of failure to act by one of the parties shall be interpreted as a waiver of the rights and terms contained herein.


ARTICLE 11 - HEADINGS
---------------------

The parties expressly agree that the annexes to this agreement form an integral part of the agreement.

The headings of the clauses of this agreement are only descriptive and shall not in any way restrict the scope of the obligations that the parties have agreed to.

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

ARTICLE 12 - PARTIAL INVALIDITY
-------------------------------

The invalidity of any of the articles or paragraphs of this agreement shall not render invalid the remaining articles and paragraphs or the validity of this agreement as a whole.


ARTICLE 13 - NOTICES
--------------------

Any notice between the parties relating to this agreement will be in writing, sent by registered mail return receipt requested addressed to the other party at the address indicated hereinbelow or at any other address which may be notified to the other party:

- For the Sellers:

Mr. Jean Chalopin at Chateau de Farcheville, Bouville (91880);

Archimedia at 59 Rue de Chateaudun, Paris (75009);

World Entertainment Group Luxembourg SA at 58, Rue Glesener, Luxembourg (1630);

Apax CR II (A) at 43/45 Avenue Kleber, Paris (75784 Cedex 16);

Apax CR II (C) at 43/45 Avenue Kleber, Paris (75784 Cedex 16);

Apax Partners et Co. Ventures SA at 43/45 Avenue Kleber, Paris (75784 Cedex 16);

Olivier Spiner at 220 Avenue du Maine, Paris (75014);

Ethel Fong Chalopin at Chateau de Farcheville, Bouville (91880);

- For the Purchaser:

Saban International Paris, at 1 Rond-Point de l'Europe, La Garenne Colombes (92250);

The date of notice shall be the date of the receipt of the writing and the return receipt shall attest to this.

Failing actual receipt, the date of the presentation of the writing shall substitute therefor.


ARTICLE 14 - COSTS
------------------

Each party shall bear its own costs in respect of the preparation and negotiation of this agreement, except for costs incurred and paid by C & D prior to 1 January 1995, which shall be borne by the Company. No costs incurred in connection with the transactions contemplated herein or prior costs incurred by the Seller after December 31, 1994, in connection with the earlier solicitation of similar transactions shall be borne by or, otherwise, charged to C & D.

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                                                                              11

Done in [....]

On [....]

In nine original copies with one original for each party.

Mr. Jean Chalopin

                             Archimedia

World Entertainment Group Luxembourg SA

                             Apax CR II (A)

Apax CR II (C)

                             Apax Partners et Co. Ventures

Mr. Olivier Spiner

                             Mrs. Ethel Chalopin

Saban International Paris

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